PRESS RELEASE

NASDAQ: MIND	FOR IMMEDIATE RELEASE	CONTACT: Christine Reel
713.629.1316

MITCHAM INDUSTRIES REPORTS STRONG SECOND QUARTER

HUNTSVILLE, Texas – September 11, 2006 – Mitcham Industries, Inc. (NASDAQ: MIND) today reported revenues of $11.0 million and net income of $1.3 million, or $0.12 per diluted share, for its second quarter ended July 31, 2006. This compares with revenues of $7.0 million and net income of $1.2 million, or $0.13 per diluted share, in the preceding year. The Company said that its results primarily reflect strong sales of new equipment lines, typical seasonality in core leasing activity, the effect of increased expenses associated with the operations of its Seamap subsidiary, which was acquired in July 2005 and the effect of stock-based compensation. The Company recognized approximately $500,000 of compensation expense in the second quarter of this year pursuant to SFAS 123 ®, which became effective February 1, 2006 for the Company.

“While core leasing activity in the second quarter was strong, it reflected the seasonality we typically experience as Canadian and Russian winter activity winds down and equipment comes off lease,” said Billy F. Mitcham, Jr., Mitcham Industries’ President and CEO. “In recent years, however, we have taken significant strides to expand our operations and mitigate the effects of this seasonality. In this quarter we clearly saw the benefits of these actions as sales by our new Seamap subsidiary contributed more than $2.6 million in revenues.”

“At mid-year, we believe that the outlook for seismic equipment leasing and sales activity remains strong throughout the remainder of the year as oil and gas companies are pursuing additional exploration opportunities around the globe and contractors are undertaking higher channel count surveys,” added Mr. Mitcham. “Quote levels, bid activity and industry announcements all suggest that exploration activity is in a cyclical uptrend for the foreseeable future.”

For the six months ended July 31, 2006, the Company reported revenues of $25 million and net income of $4.7 million, or $0.46 per diluted share. This compares with revenues of $14.6 million and net income of $3.4 million, or $0.35 per diluted share, in the preceding year.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2006 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

M O R E
MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31,	January 31,
	2006	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$17,900	$16,438
Short-term investments	2,000	2,550
Trade accounts receivable, net	8,291	5,793
Notes receivable, net	2,293	3,088
Inventories, net	3,425	1,155
Prepaid expenses and other current assets	1,091	717
Current portion of deferred tax asset	1,266	—
Total current assets	36,266	29,741

Seismic equipment lease pool and property and equipment, net	20,385	19,924
Intangible assets, net	2,355	2,584
Goodwill	3,358	2,358
Deferred tax asset, net	2,149	3,000
Other assets	9	13

Total assets	$64,522	$57,620

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,865	$4,436
Accrued expenses and other current liabilities	3,340	2,066
Current portion of long-term debt	1,500	—
Deferred revenue	625	381
Income taxes payable	504	286
Total current liabilities	8,834	7,169
Long-term debt, net of current maturities	1,500	3,000

Total liabilities	10,334	10,169

Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 20,000 shares authorized; 10,522 and 10,360 shares issued, respectively	105	104
Additional paid-in capital	66,396	64,404
Treasury stock, at cost (919 and 915 shares)	(4,781)	(4,686)
Deferred compensation	(229)	(8)
Accumulated deficit	(10,735)	(15,427)
Accumulated other comprehensive income	3,432	3,064

Total shareholders’ equity	54,188	47,451

Total liabilities and shareholders’ equity	$64,522	$57,620

M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
Revenues:
Equipment leasing	$4,970	$4,796	$11,980	$10,992
Lease pool equipment sales	442	956	3,149	1,669
Other equipment sales	5,547	1,250	9,945	1,979

Total revenues	10,959	7,002	25,074	14,640

Direct costs:
Equipment leasing	521	609	1,376	1,206
Lease pool depreciation	1,811	2,079	3,551	4,180
Cost of lease pool equipment sales	163	296	1,640	463
Cost of other equipment sales	3,332	776	6,078	1,301

Total direct costs	5,827	3,760	12,645	7,150

Gross profit	5,132	3,242	12,429	7,490
Operating costs:
General and administrative	3,829	2,233	7,363	4,186
Depreciation and amortization	309	76	607	152

Total operating costs	4,138	2,309	7,970	4,338

Operating income	994	933	4,459	3,152
Interest and other income, net	210	112	368	197
Income before income taxes	1,204	1,045	4,827	3,349
Benefit from (provision for) income taxes	49	194	(135)	32

Net income	$1,253	$1,239	$4,692	$3,381

Net income per common share:
Basic	$0.13	$0.14	$0.49	$0.38
Diluted	$0.12	$0.13	$0.46	$0.35
Shares used in computing net income per common share:
Basic	9,599	9,052	9,585	9,014
Diluted	10,115	9,694	10,134	9,644

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